UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 25, 2013

CHUY’S HOLDINGS, INC.
(Exact Name Of Registrant As Specified In Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35603 (Commission File Number)	20-5717694 (IRS Employer Identification No.)

1623 Toomey Rd.
Austin, Texas 78704
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 25, 2013, David Oddi resigned from the Board of Directors (the “Board”) of Chuy’s Holdings, Inc. (the “Company”). Mr. Oddi had served on the Company's Board since 2006. He is a co-founder, partner and managing member of Goode Partners LLC. Goode Partners and its affiliated entities were the Company's majority stockholder prior to the secondary offering that was completed in January 2013.
On that same day, the Board appointed Doug Schmick to fill the vacancy created by Mr. Oddi's resignation. Mr. Schmick was also appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board.
Mr. Schmick was appointed as a Class III director with an initial term expiring at the Company’s 2015 annual meeting of stockholders. Mr. Schmick will receive a grant of options to purchase up to 7,250 shares of common stock of the Company on May 9, 2013 with an exercise price equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant. In addition, Mr. Schmick entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s registration statement on Form S-1, as amended (Registration No. 333-176097).
The Board has determined that Mr. Schmick is an independent director under the Nasdaq Marketplace rules. In connection with the appointment of Mr. Schmick, the Compensation Committee and Nominating and Corporate Governance Committee are now each comprised of a majority of independent directors.
Mr. Schmick will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Executive Compensation – Director Compensation” in the Company’s Form10-K filed with the SEC on March 28, 2013. There are no arrangements or understandings between Mr. Schmick and any other person pursuant to which he was selected to serve on the Board, and there are no relationships between Mr. Schmick and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit Number	Description
99.1	Press release dated April 29, 2013

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CHUY’S HOLDINGS, INC.

By: /s/ Sharon A. Russell
    Name: Sharon A. Russell,
    Title: Chief Administrative Officer and         Secretary

Date: April 29, 2013

INDEX TO EXHIBITS

Exhibit Number	Description
99.1	Press release dated April 29, 2013